CONTINENTAL AUTOMOTIVE BREAKS GROUND ON NEW FACTORY

IN LITHUANIA TO PRODUCE THEIR INTELLIGENT GLASS CONTROL SYSTEM

USED WITH RESEARCH FRONTIERS’ SPD-SMARTGLASS

KAUNAS, LITHUANIA, JULY 23, 2018 – Automotive supplier Continental AG announced on Friday the groundbreaking of their new factory in Kaunas, Lithuania. This factory will start producing electronic components for the European market in the second half of 2019, including units for Continental’s Intelligent Glass Control system used to control Research Frontiers’ SPD-SmartGlass.

Research Frontiers patented SPD-Smart light-control film technology allows users to instantly, precisely and uniformly control the shading of glass or plastic products, either manually or automatically. Products using Research Frontiers’ smart glass technology are being used in tens of thousands of cars, aircraft, yachts, trains, homes, offices, museums and other buildings.

Continental indicated that its Intelligent Glass Control system used to control SPD-SmartGlass increases passenger comfort and lowers CO2 emissions by keeping the interior of the vehicle cooler. As a result, smaller, more efficient and lighter air conditioning units could be used. Calculations showed a reduction in CO2 emissions of four grams per kilometer. Current regulations coming into effect in Europe regarding C02 emissions penalize auto makers for not meeting CO2/km emissions targets, and a four gram/km CO2 reduction would result in avoiding €380 ($446) per car in penalties.

Continental also estimates that their Intelligent Glass Control system can increase the driving range of electric vehicles by 5.5%. When compared to conventional automotive glass, Mercedes-Benz reported that the use of SPD-SmartGlass significantly reduces the temperature inside the vehicle by up to 18ºF/10ºC.

Continental also highlighted the safety benefits of its Intelligent Glass Control system in typical driving situations such as when the sun is low on the horizon. Normally the driver has to remove their hand from the steering wheel in order to manually lower the sun visor, resulting in both impaired visibility and a brief decrease in control of the vehicle. Continental’s Intelligent Glass Control system can detect this and instantly darken the tint of the glass in the car automatically.

Continental’s Intelligent Glass Control system also enhances security and privacy. For example, when the vehicle is parked, the windows darken automatically so the inside of the vehicle cannot be seen from the outside. This also protects the interior of vehicles and their occupants from heat, light and harmful UV radiation.

These benefits are demonstrated by this video produced by Contintental showing their Intelligent Glass Control System being used to control the SPD-SmartGlass in every window, a multi-segmented sunroof, and a sunvisor embedded in the windshield of a car.

The new state of the art factory will initially cover 22 thousand square meters, with room for expansion, and is expected to employ over 1,000 people. The energy efficiency of the new factory site has been verified by the internationally recognized LEED Gold certification for sustainability. Continental indicated that it will be investing €95 million ($111 million) over the next five years.

(Photo Caption: Architectural Rendering of Continental Automotive’s new Kaunas, Lithuania factory to produce electronic components including Intelligent Glass Control Systems to control Research Frontiers SPD-SmartGlass.)

About Continental

Continental develops pioneering technologies and services for sustainable and connected mobility of people and their goods. Founded in 1871, the technology company offers safe, efficient, intelligent and affordable solutions for vehicles, machines, traffic and transport.

About Research Frontiers Inc.

Research Frontiers (Nasdaq: REFR) is a publicly traded technology company and the developer of patented SPD-Smart light-control film technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic products, either manually or automatically. Research Frontiers has licensed its smart glass technology to over 40 companies that include well known chemical, material science and glass companies. Products using Research Frontiers’ smart glass technology are being used in tens of thousands of cars, aircraft, yachts, trains, homes, offices, museums and other buildings. For more information, please visit our website at www.SmartGlass.com, and on Facebook, Twitter, LinkedIn and YouTube.

Contact:

Joseph M. Harary

President and CEO

Research Frontiers Inc.

+1-516-364-1902

Info@SmartGlass.com

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. “SPD-Smart” and “SPD-SmartGlass” are trademarks of Research Frontiers Inc. “Intelligent Glass Control” is a trademark of Continental Corporation.